Sub-Item 77Q2

Nuveen Select Maturities Municipal Fund
811- 07056
33-50008

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the Form 4 report, Statement of Changes in Beneficial Ownership, on behalf of the officers listed below was filed late on May 25, 2004, accession numbers
0001189642-04-000369, 0001189642-04-000370
and 0001189642-04-000371.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Scott R. Romans
Daniel S. Solender
Cathryn Steeves